Exhibit 99.1

M.D.C. HOLDINGS, INC.

News Release

M.D.C. HOLDINGS ANNOUNCES OPTIONAL REDEMPTION OF

ALL OUTSTANDING 5.375% SENIOR NOTES DUE DECEMBER 2014

DENVER, COLORADO, Monday, February 24, 2014. M.D.C. Holdings, Inc. (NYSE: MDC) today announced that it will redeem all of its outstanding 5.375% Senior Notes due December 2014 (the “2014 Notes”), which total $250.0 million, on March 25, 2014. The 2014 Notes will be redeemed pursuant to their optional redemption provisions at a redemption price that will include a premium based on the present value of the remaining scheduled payments on the 2014 Notes as described in the indenture, together with accrued and unpaid interest on the Notes to the redemption date of March 25, 2014. The redemption will be funded from the Company's available cash balances.

About MDC

Since 1972, MDC's subsidiary companies have built and financed the American dream for more than 175,000 homebuyers. MDC's commitment to customer satisfaction, quality and value is reflected in each home its subsidiaries build. MDC is one of the largest homebuilders in the United States. Its subsidiaries have homebuilding operations across the country, including the metropolitan areas of Denver, Colorado Springs, Salt Lake City, Las Vegas, Phoenix, Tucson, Riverside-San Bernardino, Los Angeles, San Francisco Bay Area, Washington D.C., Baltimore, Philadelphia, Jacksonville, Orlando, South Florida and Seattle. The Company's subsidiaries also provide mortgage financing, insurance and title services, primarily for Richmond American homebuyers, through HomeAmerican Mortgage Corporation, American Home Insurance Agency, Inc. and American Home Title and Escrow Company, respectively. M.D.C. Holdings, Inc. is traded on the New York Stock Exchange under the symbol "MDC." For more information, visit www.mdcholdings.com.

Contact:           Robert N. Martin

Vice President of Finance and Corporate Controller

(720) 977-3431

bob.martin@mdch.com